Exhibit 99

                                     For more information call:
                                     Rick Van Warner
                                     (407) 628-3104



             SHELLS SEAFOOD RESTAURANTS, INC.
               ANNOUNCES EXECUTIVE CHANGE

TAMPA, FL, June 2, 2003 - Shells Seafood Restaurants,
Inc. (OTC Bulletin Board: SHLL) today announced that CEO and President David Head has resigned to take another position. Shells Chairman Philip Chapman said the company has been talking with several strong candidates and expects to name a new CEO shortly. In the interim the company's executive officers will report directly to Chapman.

"We're very encouraged by the quality of the leaders we're speaking with," Chapman said. "Given the deep experience and excellent skills they offer, I anticipate a very smooth transition."

"The Shells team has made strong progress under David's leadership during the past two years," Chapman added. "We appreciate all that he has done to help get the company moving forward again. And with the solid people and initiatives we now have in place, we plan to keep the positive momentum going."

Head, who will assume the top post at a larger company, said the decision to leave was a very difficult one. "I am extremely grateful to the managers, team players and staff for the pride and dedication they have shown during the ongoing turnaround of Shells," he said. "The company has many great people and it is difficult to be leaving them. Knowing this group's tenacity, I'm certain the drive to return Shells to strong performance will continue."

Shells manages and operates 28 full service, neighborhood seafood restaurants in Florida under the name
"Shells". Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, lobster, crab, crawfish, and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads and desserts.


<END>